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                                                                     EXHIBIT 4.7

                               AMENDMENT NO. 2 TO
                         THE UNITRODE CORPORATION 1992
                           EMPLOYEE STOCK OPTION PLAN


         The Unitrode Corporation 1992 Employee Stock Option Plan (the "Plan") is hereby amended in accordance with the provisions of Section 10 of the Plan by the Board of Directors, as follows:


         1. Section 2 of the Plan is amended by increasing the aggregate number of shares of the Common Stock, par value $.20 per share, of the Corporation available for issuance upon exercise of options or stock appreciation rights granted under the Plan from 2,000,000 to 3,000,000.

         2. This Amendment adopted on the date set forth below, which shall be the effective date (the "Effective Date"), is subject to approval and ratification by the stockholders of the corporation at the 1997 Annual Meeting of Stockholders, or any adjournment or postponement thereof. In the event that this Amendment is not approved and ratified by the Stockholders within one year of the Effective Date, the Amendment shall be null and void.


March 17, 1997                                     UNITRODE CORPORATION

                                                   By:  /s/ Allan R. Campbell
                                                        Secretary